PROSPECTUS                 Pricing Supplement No. 2639
Dated January 10, 1995     Dated December 6, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  December 6, 1995

Settlement Date (Original Issue Date): December 11, 1995

Maturity Date:  November 28, 1997

Principal Amount (in Specified Currency):  US$50,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$50,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:
  __ CD Rate   __ Commercial Paper Rate   X  Federal Funds Rate
  (See "Additional Terms--Interest" below)
  __ LIBOR  __  Prime Rate  __ Treasury Rate
  __ Other  (See "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.170%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2639
                       Dated December 6, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-55209


  Interest Payment Dates: Each March 11, June 11, September 11 and December 11, commencing March 11, 1996 and the Maturity Date (with respect to the period from the including the preceding Interest Payment Date on September 11, 1997 to but excluding the Maturity Date).

  Initial Interest Rate Per Annum:  To be determined two Business
  Days prior to the Original Issue Date based upon the Federal
  Funds Rate plus the Spread.

  Interest Reset Periods and Dates: Daily, on each Business Day to and including the Business Day immediately preceding the Maturity Date.

  Interest Determination Dates:  Two Business Day prior to each
  Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

                      (Floating Rate Notes)
                                             Page 3
                       Pricing Supplement No. 2639
                       Dated December 6, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-55209



Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

  The Calculation Agent will be Credit Suisse Financial Products.

Plan of Distribution:

  The Notes are being purchased by CS First Boston Corporation
  (the "Underwriter"), as principal, at 100% of the aggregate principal amount.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.